                                                                    Exhibit 11.1

                                 Voxware, Inc.
                 Statements re: Computation of Loss Per Share
              Three and Nine Months Ended March 31, 1997 and 1996
                     (In thousands, except per share data)


                                                                       Three Months Ended              Nine Months Ended
                                                                             March  31,                     March 31,
                                                                    -------------------------       ---------------------------
                                                                      1997             1996           1997               1996
                                                                    ---------       ---------       ---------         ---------
                                                                           (unaudited)                     (unaudited)
Net Loss                                                             $ (1,522)       $   (710)       $ (6,263)         $ (1,605)
                                                                    ---------       ---------       ---------         ---------

Primary and fully diluted weighted average common
  and common equivalent shares outstanding:
          Common stock                                                 12,467           7,914          10,973             6,573
          Common stock options and warrants (1)                           -               862              35             1,848

  Total primary and fully diluted weighted average
          common and common equivalent shares                        --------        --------        --------          --------
          outstanding                                                  12,467           8,776          11,008             8,421
                                                                     --------        --------        --------          --------

                                                                     --------        --------        --------          --------
Loss per share                                                       $  (0.12)       $  (0.08)       $  (0.57)         $  (0.19)
                                                                     ========        ========        ========          ========
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(1)   Pursuant to the requirements of the Securities and Exchange Commission, stock, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing loss per share as if they were outstanding for all prior periods prior to the initial public offering using the treasury stock method, even though their effect is anti-dilutive.


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